EXHIBIT 23.01




                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




          The Board of Directors
          Commercial Credit Company:


          We consent to the incorporation by reference in the Registration Statements (Nos. 33-18208, 33-27241 and related offerings as described in note (1) to the cover page thereof, 33-28723, 33-35618, 33-39857, 33-43351, 33-51814 and 33-50513) on Form S-3 of
          Commercial Credit Company, of our report dated January 24, 1994, relating to the consolidated statements of financial position of Commercial Credit Company and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholder's equity and cash flows, and the related financial statement schedules for each of the years in the three year period ended December 31, 1993, which report appears herein.


          /s/ KPMG Peat Marwick

          Baltimore, Maryland
          March 30, 1994